 Exhibit 10.02

January 1, 2012

STRICTLY PRIVATE & CONFIDENTIAL

Mr. John Mazur
1625 Dempsey Street
22101 Mclean, Virginia
USA
Sent per e-mail to: jmazur@reachlocal.co.uk

Dear John

Re.:           Addendum to Offer Letter: Secondment Letter

With establishing the European headquarters in the Netherlands and moving the relevant functions from the ReachLocal UK offices to the Netherlands we agreed that you will no longer be based in the UK offices but will move to the Netherlands instead.

This Secondment Letter supplements the terms and conditions of your employment with ReachLocal, Inc. (the “Company”) set out in the letter offering you employment with the Company of January 14, 2008, as amended in July 2010  (the “Offer Letter”) and replaces the Secondment letter applicable to your secondment to the UK offices dated 3 December 2008. Insofar as the conditions of this Secondment Letter differ from the conditions of the Offer Letter, the parties give, for the duration of the Secondment Agreement, precedent to the conditions of the Secondment Letter. For the avoidance of doubt, any provision in the Offer Letter that is not specifically addressed in the Secondment Letter shall remain in full force and effect during the term of your employment including termination rights as to severance payments and definitions of Cause, No Cause and Good Reason.

In particular, this Secondment Letter sets out in further detail the terms of your secondment to the European headquarters in Amsterdam, the Netherlands, of the Company’s group company, ReachLocal Europe B.V. (“RL EU”), for an initial period of five years commencing 1 January 2012, the date that that secondment commences (the “Secondment”).  Towards the end of that period, we will review whether that period of secondment should be extended.  By signing this Secondment Letter, your secondment to the UK offices and thus the Secondment Letter dated 28 October 2008 will terminate by mutual consent per 1 January 2012 and per the same date your secondment to the Netherlands will become effective under the terms and conditions set out below.

By signing this Secondment Letter, you evidence your agreement to the terms and conditions of your employment being both those set out in the Offer Letter and this Secondment Letter.  The further terms and conditions to those in your Offer Letter set out in this Secondment Letter will cease to apply when your Secondment concludes. The references in the Offer Letter to the “UK” are deemed, to the extent still applicable, to be replaced by “the Netherlands”, respectively “Dutch”.

1.	Continuous Employment

Your period of continuous employment with the Company commenced on December 31, 2007. No employment with a previous employer counts towards your period of continuous employment with the Company.

2.	Hours of Work

Your normal hours of work are between 9.00am and 5.00pm Mondays to Fridays inclusive of a lunch break of one hour. Given your position within the organisation you will be flexible on working hours and devote as much as may reasonable be required for the proper performance of your duties without extra remuneration for additional hours worked. Also, in your position you will be required to travel through Europe to visit on a regular basis the European offices in other countries.

You agree and acknowledge by signing a copy of this Secondment Letter that you have autonomous decision-making powers, and that the duration of your working time is not measured or predetermined.

3.	Secondment to the RL EU

Your Secondment is contingent upon your right to work and stay in the Netherlands. Your secondment will become effective per 1 January 2012. By signing this Secondment Letter you warrant that:

(a)
you will provide all necessary documents to the respective (Company) advisors  needed in order to obtain and apply for valid work and residence permits required for performing your duties under this Secondment Letter,

(b)	you will throughout your Secondment continue to hold a valid work and residence permit and/or such other permit(s) or visas as is or are necessary, and

(c)
You will advise the Company and RL EU of the date your working and residential permits expire and of any subsequent applications you make to extend the same. The Company will provide you with all reasonable assistance in the making of that application and will bear the costs of the same. In the event that any such application is unsuccessful, or the parties believe that another immigration route may be more appropriate, you and the Company will co-operate fully together, at the Company's cost, in promptly making any relevant applications to secure your ability to work lawfully in the Netherlands and Europe. If, notwithstanding the same, you cease to be entitled to work in the Netherlands at any time during your Secondment, the Company and/or RL EU reserve the right to terminate your Secondment immediately and to require you to work elsewhere for the Company.

During your Secondment:

(a)	your initial place of work is the RL EU offices at the WTC in Amsterdam, the Netherlands, and you shall be given reasonable notice of any change in your permanent place of work,

(b)
you may be asked to work outside the Netherlands for more than one month at any one time, but you will not be required to do so without your agreement and you will be given reasonable notice of any such request,

(c)
if you agree to work outside the Netherlands for more than one month at any one time, you will be paid in Sterling, US Dollars, Euros or such local currency as the Company and/or RL EU shall reasonably determine, and

(d)	you are required at all times to comply with the rules, policies and procedures in force at RL EU from time to time.

Termination of the Secondment

In case of any absence or incapacity to work for a period exceeding more than 12 weeks and without limiting any other rights it may have in relation to terminating the Secondment, RL EU has the right to terminate the Secondment Letter with immediate effect, without any prior notice being required.

In the event the employment relationship between you and the Company is terminated, regardless the reasons or the way termination took place, the Secondment Letter will simultaneously terminate by operation of law, per the same date without any separate prior notice being required.

4.	Public Holidays

During your Secondment, you are entitled to additional paid vacation time on the official recognised public holidays as applicable to the Dutch employees of RL EU.  If you choose to work on these public holidays, you will not accrue time in lieu.

5.	Compensation and Benefits

a.      Base Compensation.  During your Secondment, the base compensation as referred to in clause 2 (a) of the Offer Letter shall be Euro 376,551 (the “Base Salary”), and will be paid via the Dutch payroll system.

As to the Incentive Compensation as referred to in clause 2 (b) of the Offer Letter the following will apply:

A VIP Agent Account has been established to which sales managers, agencies and advertisers for RL EU (including all of its European subsidiaries, collectively known as the “RL European Operations”)) has been linked. During your Secondment, you will receive a monthly commission equal to the lesser of (i) 0.5% of the Net Advertising Revenue (as defined below) generated by the RL European Operations in that calendar month in excess of € 777,010 or (ii) € 14,942.50. The Commissions will be paid in accordance with the RL EU’s s normal payroll procedures. “Net Advertising Revenue” shall refer to the total advertising Euro’s or Sterling Pounds spent on behalf of advertisers or agencies established under your VIP Agent Account and for which the respective part of RL European Operations has received payment during your Secondment, less the sum of the following: (i) any credits, promotional or otherwise, issued to advertisers or agents; (ii) any credit card charge-backs made to advertisers or agencies; (iii) any other payment cancellations made by or on behalf of  advertisers or agencies (in each case whether relating to the current or any previous month).  With respect to those parts of the RL European Operations that operate under a different currency (eg the United Kingdom), for purposes of calculating the commissions owed under this provision, the exchange rate used by the Company for its external reporting purposes shall be applied.

Appropriate deductions for wage or income taxes and social security contributions applicable for any payments of compensation, allowances or benefits relating to your Secondment, wherever due, will be made in accordance with applicable laws and regulations. In case any of such payments have been paid as a net amount and the tax authorities have established that those payments are considered to be taxable, this shall, unless explicitly agreed otherwise, be for your account and you shall be required to include those payments in your income tax return.

6.	Relocation and EX Pat Benefits

The word “relocation” in Section 4 and 5 of your Offer Letter shall be substituted by “Secondment”, as that term is defined in this Secondment Letter.

If and to the extent the Employee qualifies for the Dutch 30% wage tax facility, parties shall agree on an Addendum to this Secondment Letter for purposes of this wage tax facility. It is explicitly agreed that any amendments to the Base Salary as a result of such Addendum will not apply in relation to reviewing the Base Salary for (annual) salary increase nor will it affect any calculations of severance payments as described in the Offer Letter.

It is being understood by the parties that per the date of this Secondment Letter, Employee has no further entitlements to receive payments under Section 4(a) of the Offer Letter.

The Airfare allowance as referred to under Section 5(a) of the Offer Letter shall only be applicable if and to the extent such costs can be paid as a net amount under Dutch tax law and the Dutch 30% wage tax facility.

The Tax Preparation allowance of $ 15,000 as referred to under Section 5(c) of the Offer Letter is a gross amount and shall be paid through the Dutch payroll.

There is no entitlement to pensions benefit in relation to your Secondment to RL EU.

7.	Sickness Absence

During any period of absence during the Secondment attributable to sickness or incapacity, you shall receive:

(a)	In accordance with applicable Dutch laws and regulations the statutory sick pays provided that, you comply with the relevant Dutch notification requirements and RL EU policies and procedures, and

(b)	in the Company’s absolute discretion, other contractual benefits.

8.	Intellectual Property

The Company’s Confidential Information and Invention Agreement as signed on January 14, 2008 remain in full force and effect also under this Secondment Letter.

9.	Restrictive Covenants

For the avoidance of doubt, the restrictive covenants set out in Section 10 of the Offer Letter will remain in full force and effect during your employment and your Secondment and it is understood and agreed that the scope of the restrictive covenants are deemed to include also RL EU and its affiliated companies and businesses .

10.	Dutch Employment Agreement

If it becomes necessary, during the course of your employment with the Company, whether during the Secondment or otherwise, for you to enter in to a Dutch employment agreement to comply with Dutch law, each of you, the Company and RL EU, will comply with Section 11 of the Offer Letter.

11.	Data Protection

By signing this Secondment Letter, you acknowledge and agree that the Company and RL EU and any other company in the group of companies to which the Company belongs (any such company, including the Company, being a “Group Company”) is permitted to hold and process, both electronically and in hard copy form, any personal and/or sensitive data about you as part of its employee-related administration and also for use in the course of any Group Company’s business. You agree that any Group Company may disclose such information to third parties if such disclosure is in any Group Company’s view required for the proper conduct of any Group Company’s business, including forwarding it to countries outside the European Economic Area.

12.	Miscellaneous

During the Secondment, Section 12.c of your Offer Letter will not apply.

There are no collective agreements applicable to you or which affect the terms of your employment or of the Secondment.

No amendment or variation of this Secondment Letter shall be effective unless it is in writing and signed by or on behalf of each of the parties.

All notices under the Secondment Letter shall be by e-mail or Certified Mail/Federal Express.

If deemed necessary by the Company or RL EU, it may assign its obligations under the Offer Letter and/or this Secondment Letter to any entity controlled by or under common control with the Company or RL EU.

13.	Choice of law/Venue

To the extent permitted under applicable laws and regulations this contract is subject to US law, and the US courts shall have exclusive jurisdiction in case of any conflicts or disputes arising from or relating to the Secondment Letter. Clause 12 (d) of the Offer Letter will remain applicable to your Secondment and this Secondment Letter.

In order to acknowledge your voluntary acceptance of the terms and conditions set forth in this Secondment Letter, please sign and date this letter and return it to me at your earliest convenience.

Yours sincerely /s/ Zorik Gordon	/s/ Ruud Schuitemaker
Zorik Gordon Chief Executive Officer ReachLocal, Inc.	Ruud Schuitemaker Finance Director Europe ReachLocal Europe B.V.

Read and approved by John Mazur

/s/ John Mazur

Date: January 1, 2012